China Shuangji Cement, Ltd. Secures $3.7 Million Loan

Company to Use Funds to Complete Its Zhaoyuan Cement Factory

Zhaoyuan City, China, June 24, 2010 -- China Shuangji Cement, Ltd. (OTC.BB:CSGJ - News) ("China Shuangji" or the "Company"), a leading producer of high-quality Portland cement in Shandong and Hainan Provinces in the People’s Republic of China (PRC), announced that it has received a $3.7 million loan from an individual, Jiping Wen.  The loan has no collateral and its term is 10 years with an interest rate of 10%. Interest is payable every six months and the principal is not due until maturity.  Interest accrues from January 1, 2010 to December 31, 2020.

China Shuangji plans to use the loan to complete the construction of its new state-of-the-art cement factory in Zhaoyuan City, which includes the purchase and installation of new equipment, and for other corporate purposes, such as working capital. The new facility, which will have an annual capacity of approximately 1,000,000 metric tons once completed, has direct access to a new highway that leads to many of China Shuangji’s customers as well as to nearby ports. To date, China Shuangji has received approximately $2 million of the loan amount and expects to receive the balance soon.

“We are very excited to receive this funding, which will allow us to complete our new cement factory outside of Zhaoyuan City, and increase our production capacity by 1,000,000 metric tons, or roughly 66%, to an estimated 2,500,000 metric tons per year,” said Mr. Wenji Song, Chairman and President of China Shuangji Cement, Ltd. “We have already purchased, or placed deposits on key production equipment that we need to finish our partially completed new Zhaoyuan cement plant.  Finish work and the installation of the new equipment is all that remains at this stage. We are excited to move forward and look forward to bringing this facility online shortly and expanding production.”

Added Mr. Song, “China’s economy continues to expand, and we forecast strong demand for the high-grade bulk cement we produce, which is being used for general construction and for large infrastructure projects, such as the highway the government is currently building from Longkou to Qingdao. We currently sell all the cement that we produce and expect to sell all of our expanded production as well.  We see increasing demand for our product as China’s economic expansion continues and the government’s $586 billion stimulus program ensures investment in cement intensive projects for years to come. We are poised to take advantage of these conditions and as we bring our new 1,000,000 metric ton cement plant online. We are very excited about this upcoming 66% increase in capacity because it should translate into a commensurate increase in sales and profits.”

About China Shuangji Cement, Ltd.

China Shuangji Cement, Ltd. (OTC.BB: CSGJ - News), through its affiliates and controlled entities, is a leading producer of high-quality Portland cement in Shandong and Hainan Provinces. Its processed cement products are primarily purchased by contractors for the construction of buildings, roads, and other infrastructure projects. The Company currently produces approximately 1,500,000 tons of Portland cement annually from two facilities in

Hainan and one facility in Shandong and it expects its output will increase by 1,000,000 tons to a total of 2,500,000 tons once the new Zhaoyuan (Shandong Province) plant and upgrades are completed. http://www.shuangjicement.com

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Mr. Robert Haag, Managing Director, Asia

Hampton Growth, LLC

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